Exhibit 99.1

Digi International Reports Second Fiscal Quarter 2024 Results
Revenue of $108M, Record End of Quarter ARR of $110M
Cash Flow From Operations was $13 Million
(Minneapolis, MN, May 1, 2024) - Digi International® Inc. (Nasdaq: DGII), a leading global provider of business and mission critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its second fiscal quarter ended March 31, 2024.

Second Fiscal Quarter 2024 Results Compared to Second Fiscal Quarter 2023 Results

•Revenue was $108 million, a decrease of 3%.

•Gross profit margin was 57.9%, an increase of 130 basis points.

•Net income was $4 million, compared to $6 million.

•Net income per diluted share was $0.11, compared to $0.16.

•Adjusted net income per diluted share was $0.49, flat year over year.

•Adjusted EBITDA was $24 million, flat year over year.

•Annualized Recurring Revenue (ARR) was $110 million at quarter end, an increase of 11%.

Reconciliations of GAAP and non-GAAP financial measures appear at the end of this release.

“Value added solutions for our customers, which directly correlate to our growth in ARR, is evident in our results. The diversity of Digi’s customer base and solutions, combined with strong operating discipline, inventory optimization, and improved debt structure generated nearly twice the operating cash flow, and have cut our interest payments nearly in half from last year,” stated Ron Konezny, President and CEO. “We remain steadfast in our commitment to enabling our customers meet their critical objectives through our solutions and services.”

Additional Financial Highlights

•We made payments towards our new revolving credit facility, reducing our net outstanding debt to $172 million at quarter end and debt net of cash and cash equivalents to $148 million.

•We had $3.7 million of interest expense in the second quarter of fiscal 2024, compared to $6.4 million a year ago. The decrease was driven by decreased debt outstanding and a reduction of our effective interest rate.

•Cash flow from operations was $13 million in the second quarter of fiscal 2024, compared to $7 million a year ago, driven primarily by year over year changes in inventory.

•Net inventory ended the quarter at $62 million, compared to $74 million at September 30, 2023, reflecting continued efforts to manage inventory levels.

•We accrued an approximate $6 million liability in the quarter for pending litigation.

Digi International Reports Second Fiscal Quarter 2024 Results
Segment Results
IoT Product & Services
The segment's second fiscal quarter 2024 revenue of $83 million decreased $2.5 million for the three months ended March 31, 2024, as compared to the same period in the prior fiscal year. This decrease consisted of an approximate $4.6 million decrease in product sales volume, with no material impact from pricing, from our Console Server and Cellular product lines that was partially offset by growth in OEM and $2.1 million in service revenue growth. ARR as of the end of the second fiscal quarter was $23 million, an increase of 35% from the prior fiscal year. This increase primarily was due to growth in the subscription base for Console Server services, complemented by growth in other business lines. Gross profit margin decreased 90 basis points to 54.0% of revenue for the second fiscal quarter of 2024, driven primarily by decreased volume as well as mix of lower gross profit products across Console Server and Cellular products. Operating income was $13 million, a decrease of 1%, primarily due to the decrease in revenue.
IoT Solutions
The segment's second fiscal quarter 2024 revenue of $24 million decreased $0.9 million for the three months ended March 31, 2024, as compared to the same period in the prior fiscal year, consisting of a $0.9 million increase in recurring revenue offset by a $1.0 million decrease in one time services volume and a $0.8 million decrease in hardware sales. ARR as of the end of the second fiscal quarter was $87 million, an increase of 6% from the prior fiscal year primarily driven by growth in SmartSense. Gross profit margins increased 860 basis points to 71.0% in the second fiscal quarter of 2024. This increase was the result of growth in higher margin ARR subscription revenues. Operating loss was $4.7 million, compared to an operating loss of $0.8 million a year ago driven by the above referenced litigation reserve.
Capital Allocation Strategy
We intend to deleverage the company while seeking optimal inventory levels as our supply chain continues to normalize. Our inventory position has declined but remains elevated. We believe this investment will deliver working capital benefits for Digi in future quarters.
Acquisitions remain a top capital priority for Digi. We will be disciplined in our approach and act when we believe an opportunity is appropriate to execute in the context of prevailing market conditions. We are evolving and monitoring our acquisition pipeline, and we intend to focus more on scale and ARR.
Third Fiscal Quarter 2024 and Full-Year 2024 Guidance
Digi remains steadfast in achieving our new long term strategic goals of doubling ARR and Adjusted EBITDA to $200 million within the next five years. Digi’s resilient execution in a large and growing Industrial Internet of Things market has stayed consistent. Our outlook on ARR growth for fiscal 2024 remains unchanged at 5%. While pleased with our first half results, we find our customers are more cautious on second half demand than we previously expected. This is demonstrated through longer than expected sales cycles which lowers our top line expectations. The softer top line expectations combined with tight expense controls slightly lowers our Adjusted EBITDA ranges to 0 to 5%, with revenue projection to be down 5% year over year. The macroeconomic conditions have us uncertain as to when, and to what degree, sales cycles will return to more normal conditions.
For the third fiscal quarter, revenues are estimated to be $103 million to $107 million. Adjusted EBITDA is estimated to be between $24.0 million and $25.5 million. Adjusted net income per share is anticipated to be between $0.47 and $0.51 per diluted share, assuming a weighted average diluted share count of 37.5 million shares.
We provide guidance or longer-term targets for Adjusted net income per share as well as Adjusted EBITDA targets on a non-GAAP basis. We do not reconcile these items to their most similar U.S. GAAP measure as it is difficult to predict without unreasonable efforts numerous items that include but are not limited to the impact of foreign exchange translation, restructuring, interest and certain tax related events. Given the uncertainty, any of these items could have a significant impact on U.S. GAAP results.
Second Fiscal Quarter 2024 Conference Call Details
As announced on April 8, 2024, Digi will discuss its second fiscal quarter results on a conference call on Thursday, May 2, 2024 at 10:00 a.m. ET (9:00 a.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Participants may register for the conference call at: https://register.vevent.com/register/BI2bbfe01f2107469d85ced9c48f92b3e4. Once registration is completed, participants will be provided a dial-in number and passcode to access the call. All participants are asked to dial-in 15 minutes prior to the start time.
Participants may access a live webcast of the conference call through the investor relations section of Digi’s website, https://digi.gcs-web.com/ or the hosting website at: https://edge.media-server.com/mmc/p/9x9odirn/.

Digi International Reports Second Fiscal Quarter 2024 Results
A replay will be available within approximately two hours after the completion of the call for approximately one year. You may access the replay via webcast through the investor relations section of Digi’s website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.

Digi International Reports Second Fiscal Quarter 2024 Results
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "potential," "project," "should," or "will" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, inventory levels, perceived marketplace opportunities, interest expense savings and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to ongoing and varying inflationary and deflationary pressures around the world and the monetary policies of governments globally as well as present concerns about a potential recession, the ability of companies like us to operate a global business in such conditions as well as negative effects on product demand and the financial solvency of customers and suppliers in such conditions, risks related to ongoing supply chain challenges that continue to impact businesses globally, risks related to cybersecurity, risks arising from the present wars in Ukraine and the Middle East, the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions, our ability to defend or settle satisfactorily any litigation, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, those set forth in Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended September 30, 2023, subsequent filings on Form 10-Q and other filings, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports Second Fiscal Quarter 2024 Results
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration, acquisition-related expenses and interest expense related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration, is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports Second Fiscal Quarter 2024 Results

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com

Digi International Reports Second Fiscal Quarter 2024 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2024	2023	2024	2023
Revenue	$107,702	$111,144	$213,791	$220,450
Cost of sales	45,384	48,272	90,373	96,057
Gross profit	62,318	62,872	123,418	124,393
Operating expenses:
Sales and marketing	20,540	20,341	40,187	39,447
Research and development	15,044	15,155	29,677	29,249
General and administrative	18,583	15,201	33,270	31,559
Operating expenses	54,167	50,697	103,134	100,255
Operating income	8,151	12,175	20,284	24,138
Other expense, net	(3,729)	(6,346)	(19,138)	(12,300)
Income before income taxes	4,422	5,829	1,146	11,838
Income tax provision (benefit)	428	(70)	206	160
Net income	$3,994	$5,899	$940	$11,678

Net income per common share:
Basic	$0.11	$0.16	$0.03	$0.33
Diluted	$0.11	$0.16	$0.03	$0.32
Weighted average common shares:
Basic	36,296	35,791	36,212	35,698
Diluted	36,974	36,730	36,855	36,821

Digi International Reports Second Fiscal Quarter 2024 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2024	September 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$23,795	$31,693
Accounts receivable, net	71,983	55,997
Inventories	62,192	74,396
Other current assets	8,414	4,112
Total current assets	166,384	166,198
Non-current assets	658,916	669,333
Total assets	$825,300	$835,531
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$15,523
Accounts payable	22,205	17,148
Other current liabilities	58,929	53,307
Total current liabilities	81,134	85,978
Long-term debt	171,751	188,051
Other non-current liabilities	22,788	21,014
Non-current liabilities	194,539	209,065
Total liabilities	275,673	295,043
Total stockholders’ equity	549,627	540,488
Total liabilities and stockholders’ equity	$825,300	$835,531

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended March 31,
	2024	2023
Net cash provided by operating activities	$31,727	$9,607
Net cash provided by (used in) investing activities	1,425	(2,855)
Net cash used in financing activities	(42,692)	(10,187)
Effect of exchange rate changes on cash and cash equivalents	1,642	195
Net decrease in cash and cash equivalents	(7,898)	(3,240)
Cash and cash equivalents, beginning of period	31,693	34,900
Cash and cash equivalents, end of period	$23,795	$31,660

Digi International Reports Second Fiscal Quarter 2024 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net (Loss) Income to Adjusted EBITDA
(In thousands)

	Three months ended March 31,				Six months ended March 31,
	2024		2023		2024		2023
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$107,702	100.0%	$111,144	100.0%	$213,791	100.0%	$220,450	100.0%

Net income	$3,994		$5,899		$940		$11,678
Interest expense, net	3,697		6,393		9,358		12,364
Debt issuance cost write off	—		—		9,722		—
Income tax provision (benefit)	428		(70)		206		160
Depreciation and amortization	8,066		7,846		16,117		15,958
Stock-based compensation expense	3,473		3,465		6,579		6,333
Litigation accrual	6,253		—		6,253		—
Gain on asset sale	(2,129)		—		(2,129)		—
Restructuring charge	43		23		146		46
Acquisition expense	—		307		(61)		688
Adjusted EBITDA	$23,825	22.1%	$23,863	21.5%	$47,131	22.0%	$47,227	21.4%
TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended March 31,				Six months ended March 31,
	2024		2023		2024		2023
Net income and net income per diluted share	$3,994	$0.11	$5,899	$0.16	$940	$0.03	$11,678	$0.32
Amortization	6,097	0.16	6,251	0.17	12,335	0.33	12,714	0.35
Stock-based compensation expense	3,473	0.09	3,465	0.09	6,579	0.18	6,333	0.17
Other non-operating expense (income)	32	—	(47)	—	58	—	(64)	—
Acquisition expense	—	—	307	0.01	(61)	—	688	0.02
Litigation accrual	6,253	0.17	—	—	6,253	0.17	—	—
Gain on asset sale	(2,129)	(0.06)	—	—	(2,129)	(0.06)	—	—
Restructuring charge	43	—	23	—	146	—	46	—
Interest expense, net	3,697	0.10	6,393	0.17	9,358	0.25	12,364	0.34
Debt issuance cost write off	—	—	—	—	9,722	0.26	—	—
Tax effect from the above adjustments (1)	(3,593)	(0.10)	(4,626)	(0.12)	(7,506)	(0.20)	(9,495)	(0.27)
Discrete tax expenses (benefits) (2)	81	—	557	0.02	(101)	—	1,749	0.05
Adjusted net income and adjusted net income per diluted share (3)	$17,948	$0.49	$18,222	$0.50	$35,594	$0.97	$36,013	$0.98
Diluted weighted average common shares		36,974		36,730		36,855		36,821
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2024 and 2023 based on adjusted net income.
(2)For the three and twelve months ended March 31, 2024 and 2023 discrete tax expenses (benefits) primarily are a result of changes in excess tax benefits recognized on stock compensation.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.